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                                                                    Exhibit 11.1

                           ML MACADAMIA ORCHARDS, L.P.
             COMPUTATION OF NET INCOME PER CLASS A UNIT (UNAUDITED)
                      (in thousands, except per unit data)

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                                                              THREE MONTHS                           NINE MONTHS
                                                           ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                     --------------------------------      ---------------------------------
                                                         2000              1999                 2000              1999
                                                     --------------    --------------      ---------------    --------------

Net income                                        $            929   $         467        $        1,056     $        1,024

Class A Unitholders
  (ownership percentage)                              x        99%      x      99%           x       99%        x       99%
                                                     --------------    --------------      ---------------    --------------

Net income allocable
  to Class A Unitholders                          $            920   $         462        $        1,045     $        1,014
                                                     ==============    ==============      ===============    ==============

Class A Units outstanding                                    7,500           7,500                 7,500              7,500
                                                     ==============    ==============      ===============    ==============

Net income per Class A Unit                       $           0.12   $        0.06        $         0.14     $         0.14
                                                     ==============    ==============      ===============    ==============

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